EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

PREFERRED INVESTMENT SOLUTIONS CORP.

FIRST: The name of this corporation (the “Corporation”) is Preferred Investment Solutions Corp.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is One Thousand (1,000) shares. All such shares are to be Common Stock, par value of $0.01 per share, and are to be of one class.

FIFTH: The incorporator of the Corporation is Lawrence S. Block, whose mailing address is 51 Weaver Street, Building One South, 2nd Floor, Greenwich, Connecticut 06831.

SIXTH: Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH: In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law, whether adopted by them or otherwise.

EIGHTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this Certificate of Incorporation this 14th day of October, 2005

/s/ Lawrence S. Block
Name:	Lawrence S. Block
Title:	Incorporator